UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 31, 2007

NATIONAL PATENT DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742-1600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the May 31, 2007 expiration of the employment agreement between GP Strategies Corporation (“GPS”), the former parent of National Patent Development Corporation (the “Company”), and Mr. Jerome I. Feldman dated June 1, 1999 (the “Employment Agreement”), Mr. Feldman ceased serving as Chairman of the Board and Chief Executive Officer of the Company. Mr. Feldman had served the Company in such capacities pursuant to a management services agreement between the Company and GPS.

Effective June 1, 2007, Mr. Harvey P. Eisen, age 64, became Chairman of the Board and Chief Executive Officer of the Company.

In accordance with the information previously disclosed by the Company in a press release disseminated by the Company on March 5, 2007, in a Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 7, 2007 and in a Form 10-K/A filed by the Company with the SEC on April 30, 2007:

1.            On March 1, 2007, the Company’s Board of Directors determined that effective upon the expiration of the Employment Agreement or upon Mr. Feldman’s earlier resignation, Mr. Eisen would serve as Chairman of the Board and Chief Executive Officer of the Company.

2.            Mr. Eisen has served as a director of the Company since 2004. Prior to his service as Chairman of the Board and Chief Executive Officer of the Company, Mr. Eisen served as a member of the Company’s Compensation Committee. In connection with his appointment as Chief Executive Officer, Mr. Eisen no longer serves as a member of such committee. Mr. Eisen has been Chairman and Managing Member of Bedford Oak Advisors, LLC, an investment partnership since 1998. Prior thereto, Mr. Eisen served as Senior Vice President of Travelers, Inc. and of Primerica, each a financial services company, prior to its merger with Travelers in 1993. Mr. Eisen has over 30 years of asset management experience, is often consulted by the national media for his views on all phases of the investment marketplace, and is frequently quoted in The Wall Street Journal, The New York Times, PensionWorld, U.S. News & World Report, Financial World and Business Week, among other publications. Mr. Eisen has also appeared regularly on Wall Street Week, CNN and CNBC. Mr. Eisen is a trustee of the University of Missouri Business School where he established the first accredited course on the Warren Buffet Principles of Investing. Mr. Eisen has also been a director of GPS since 2002. He is also a trustee of Rippowam Cisqua School in Bedford, New York and of the Northern Westchester Hospital Center.

3.            Mr. Eisen will receive an annual salary of $100,000 per year for serving as Chairman of the Board and Chief Executive Officer of the Company.

4.            On March 1, 2007, the Company’s Board of Directors granted to Mr. Eisen options to purchase an aggregate of 2,500,000 shares of Company common stock, 2,250,000 of which are subject to shareholder approval of an amendment to the Company’s 2003 Incentive Stock Plan, at an exercise price equal to $2.45 per share, which was the average of the closing bid and asked prices of Company common stock on March 1, 2007. The options are to vest in three equal annual installments, commencing on March 1, 2008.

Mr. Eisen’s option agreement is set forth as Exhibit 10.9 to a Form 8-K filed by the Company with the SEC on March 7, 2007 and is incorporated herein by reference.

5.            On November 12, 2004, the Company entered into an agreement to borrow approximately $1,060,000 from Bedford Oak Partners, L.P., a greater than five percent shareholder, which is controlled by Mr. Eisen, and approximately $530,000 from Mr. Feldman, the Company’s Chairman of the Board and Chief Executive Officer at such time, to exercise the Company’s option to purchase 2,068,966 shares of Series B Convertible Preferred Shares of Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), for an aggregate price of $1,590,000. The loans bore interest at six percent per annum, were to mature on October 31, 2009, and were secured by all shares of Valera owned by the Company, including the purchased shares.

6.            On January 20, 2005, the loans were repaid, including interest of $10,217 and $5,682 for Bedford Oak Partners and Mr. Feldman. As a result of a public offering by Valera and taking into account a 1 for 6 reverse stock split and the effect of accrued dividends, the purchased shares automatically converted into 404,004 shares of Valera common stock. Bedford Oak Partners and Mr. Feldman were then entitled to receive 50% of any profit received by the Company from the sale of such shares in excess of $3.94 per share. Effective April 18, 2007, all of the outstanding common stock of Valera was acquired by Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”). Under the transaction agreement, at the effective time of the transaction, each share of Valera common stock outstanding immediately prior to the effective time was exchanged for 1.1337 shares of Indevus common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: June 5, 2007	By:	/s/ JOHN C. BELKNAP
		Name:	John C. Belknap
		Title:	Vice President